EXHIBIT 4

Description of Powell Industries, Inc.’s Securities
Registered under Section 12 of the Securities Exchange Act of 1934
We have one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended. Our common stock is listed for trading on the Nasdaq Global Market under the symbol “POWL.” Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by our certificate of incorporation (as may be amended or restated from time to time, “Certificate of Incorporation”) and amended and restated bylaws, as amended (as may be further amended or restated from time to time, “Bylaws”), each of which is filed as an exhibit to our Annual Report on Form 10-K. We encourage you to read the complete text of our Certificate of Incorporation and Bylaws.
Common Stock
Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, may not cumulate votes in the election of directors and have no preemptive rights. Our Bylaws provide that: in all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter at a meeting at which a quorum is present shall be the act of the stockholders, unless the vote of a greater number is required by law; and directors shall be elected by the holders of a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors.
Our common stock is neither redeemable nor convertible into other securities; and there are no sinking fund provisions or subscription rights in respect thereof.
Subject to all rights of the holders of our preferred stock or any series thereof, the holders of our common stock are entitled to receive, when, as and if declared by our board of directors (the “Board”), out of funds legally available therefor, dividends payable in cash, stock or otherwise.
Upon any liquidation of Powell Industries, Inc. (the “Company”), and after holders of our preferred stock of each series have been paid in full the amounts to which they respectively are entitled or a sum sufficient for such payment in full has been set aside, the remaining net assets of the Company shall be distributed pro rata to the holders of our common stock, to the exclusion of holders of our preferred stock.
Preferred Stock
The Board is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and to fix by resolution or resolutions providing for the issuance of each such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series. No holders of any series of our preferred stock will be entitled to receive any dividends thereon other than those specifically provided for by our Certificate of Incorporation or the resolution or resolutions of the Board providing for the issuance of such series of our preferred stock. Upon any liquidation of the Company, whether voluntary or involuntary, the holders of our preferred stock of each series will be entitled to receive only such amount or amounts as will have been fixed by or Certificate of Incorporation or by the resolution or resolutions of the Board providing for the issuance of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without any vote or action by stockholders and may adversely affect the voting and other rights of the holders of shares of our common stock.
Limitation on Liability of Directors; Indemnification of Officers and Directors
    Our Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, which such limitation shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) or (d) for any transaction from which the director derived an improper personal benefit. This limitation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders.
Our Bylaws provide for indemnification of our officers and directors to the fullest extent permitted by the DGCL. In addition, we maintain directors’ and officers’ liability insurance.
Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law
General. Certain provisions of our Certificate of Incorporation and Bylaws and Delaware law could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of stockholders might benefit from such a change in control or offer.
Board of Directors. Our Bylaws divide the members of the Board into three classes, each class to be as nearly equal in number as possible, serving three-year staggered terms. No decrease in number of directors shall shorten the term of any incumbent director. The classification of directors makes it more difficult for stockholders to change the composition of the Board: at least two annual meetings of stockholders may be required for stockholders to change a majority of the directors, whether or not a plurality of stockholders favors such a change.
Stockholders may remove directors from office only for cause by the affirmative vote of stockholders holding a majority of the shares entitled to vote at an election of directors. Vacancies on the Board or newly created directorships resulting from an increase in the number of directors on the Board may be filled only by the vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director. The number of directors may be fixed by resolution of the Board but must be no less than three nor more than fifteen.
Advance Notice of Stockholder Proposals and Director Nominations. Our Bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board. Generally, the advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 90 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice must set forth specific information regarding that stockholder and that business or director nominee, as described in our Bylaws.
Special Meetings of Stockholders. Our Bylaws allow the chairman of the Board, the chief executive officer, the president, a majority of the directors or one or more stockholders holding in the aggregate not less than fifty percent (50%) of all the shares entitled to vote at the proposed special meeting to call a special meeting of the stockholders. Only business within the purpose or purposes described in the notice of the special meeting of the stockholders may be conducted at the meeting.
Amendment of Bylaws. Our Bylaws may be altered, amended or repealed or new bylaws adopted if approved by at least seventy-five percent (75%) of the Board.
Delaware Anti-Takeover Statute. As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:
•before that person became a 15% stockholder, the Board approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

•upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•after the transaction in which that person became a 15% stockholder, the business combination is approved by the Board and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.
Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
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